Exhibit (c)(5)

REQUESTED BY HONG KONG SECURITIES AND FUTURES COMMISSION
THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THE PRESENTATION WAS EXTRACTED FROM PUBLICLY AVAILABLE INFORMATION AND WAS NOT INTENDED TO BE USED IN THE COMPOSITE DOCUMENT IN RELATION TO THE H SHARE OFFER AND WAS THEREFORE NOT PREPARED WITH A VIEW TO ENSURING COMPLIANCE WITH RULE 10 OF THE TAKEOVERS CODE.

Confidential
Presentation to:
Project Chunhui
UPDATED EXECUTIVE TIMETABLE AND DATA BOOK
October 14, 2005

1	UPDATED EXECUTIVE TIMETABLE

2	LATEST DATA BOOK

3	REQUEST LIST FOR UPDATING FILES
	A.	Documents That Company Must Prepare And Must Actively Collaborate in Preparing Before 1st Joint Announcement
	B.	List of Documents

Executive Summary
„	Under the leadership of the company, the advisory group has made significant progress in structuring and identifying key execution risks in the proposed transaction which will be yet another landmark transaction for X

„	On regulatory front, we summarize below the major accomplishments and key next steps to refresh our memory and focus our attention:
Regulatory Issues
Already Resolved

	PRC		Hong Kong		US
„	Submission of CSRC application	„	Obtain 90% acceptance level waiver from SFC, and lower it to 66.7%	„	SEC has stated that they do not object to the different treatment of the A shares and H shares
„	Form and timing of 1st and 2nd Announcements
„	X and Y hold Board Meeting and sign on Joint Offer Announcement procedure and timetable	„	SFC willing to pre-clear the Joint Offer Announcements
Regulatory Issues Outstanding – must be resolved before 1st Joint Offer - Announcement

„	CSRC approval	„	Confirm with SFC on X’s associate disclosing its shareholding and trading of X’s A shares	„	Resolve 30-day shareholding analysis with SEC

		„	submit formal application letter for waiver from 90% acceptance
„	In this book, we also refresh the execution timetable and data book for you, assuming the offers will involve only cash consideration

Executive Summary (Cont’d)
„	Given the complexity of the relevant regulatory issues, controlling the timing of critical path tasks — especially documentation, will be critical
•	Based purely on publicly available data, the currently identifiable US holding of the H shares is around 6.5%. Therefore it is difficult to rule out the possibility of the transaction being classified as Tier II

•	An all cash offer and Tier II status means we will need to satisfy US 13e-3 requirements

•	This would require more detailed disclosure in the offer document, including disclosure about the disclosure of any valuation related reports or materials submitted by financial or other third party advisers

•	Estimate 3 – 4 additional weeks required for preparation of and drafting of additional 13e-3 related information

•	Shorter time between first and second Joint Offer Announcements if PRC regulators sign off the relevant applications shortly after the 1st Joint Offer Announcement would reduce time available and increase pressure for timely completion of documentation
„	In better managing and pre-empting the timing implications, the advisory group recommends:
•	X must proceed under the assumption of Tier II status and 13e-3 disclosure requirements

•	Freshfields must start drafting the offering circular immediately

•	Shearman & Sterling to add U.S. disclosure to offering circular draft

•	Appointment of Specialist Agency in identifying shareholding base (requires payment of small fee). Citigroup also appointed Specialist Agency to process shareholding identification in recent Hong Kong privatization cases in order to understand the operation procedure

•	X to confirm internal team has sufficient resources to manage heavy workload

1	UPDATED EXECUTIVE TIMETABLE

Overall Executive Timetable

Note: Tier 2 is assumed for this timetable.
(1)	The Shenzhen Exchange requires A shares to be suspended on announcement date. Thus, it shall resume trading one day later than H shares and ADR. Advisors beleive that it’s very possible that CSRC will agree on later trading resumption of A shares.

Stage 1: Before 1st Joint Offer Announcement
     Note: “Days”refer to both business days and non-business days; Ad refers to “Announcement Date”

Date		X/Y		King & Wood		Freshfields		Shearman & Sterling		FAs
Must be resolved before 1st Joint Offer Announcement	„	Start planning of procurement of the financial resources for the two offers	„	Start drafting applications to CSRC and SAFE for:	„	Finalize 1st Joint Offer Announcement	„	Confirm SEC’s view on the 30-day shareholding analysis and request for No Action Letter	„	Coordinate documentation preparation
				• Acquisition Report	„	Finalize agenda of board of directors
• Remittance of HK$/ US$, if foreign currency reserves insufficient to satisfy the H Share offer (assuming all-cash consideration)
	„	prepare certificates for various applications (Please refer to Section 3)					„	Confirm NYSE acceptance of share suspension period	„	Work with senior management of X to determine the final valuation/indicative price

	„	Determine whether to appoint Specialist Agency. Anonymous investigation of Shareholding status					„	Finalize Schedule 13D/A	„	Galaxy Securities to finalize FA Report regarding general offer for A shares
			„	Provide Legal Opinion Letter stating authenticity, accuracy and integrality of the Offer Report			„	Finalize 1st Joint Offer Announcement	„	Finalize 1st Joint Offer Announcement
			„	Confirm CSRC accepts longer H share offer period			„	Start drafting Tier II offer document (please refer to Section 3B for document checklist applied to Tier-II status)	„	Appoint Specialist Agency to assist in processing HK stipulatory shares analysis
	„	Finalize 13-D and Form TO-C (only a cover letter to the Joint Offer Announcement)
			„	Confirm CSRC’s position on all legal issues within its regulatory authority
	„	Instruct the lawyers to prepare shareholders’ circular and documentation required by US
			„	Finalize 1st Joint Offer Announcement with Freshfields and Shearman & Sterling
			„	Finalize agenda of board of directors

Stage 1: Before 1st Joint Offer Announcement (Continued)

Date		X/Y	King & Wood	Freshfields		Shearman & Sterling		FAs
AD–13	Obtain approval in principle from CSRC and SEC

AD-12	„	Circulate BoD meeting notification		„	Circulate revised 1st Joint Offer Announcement			„	Assist to prepare press communication materials

	„	X circulates BoD meeting notification and set the meeting subject as “Discussion about Major Commercial Issues” or other topics not related to the nature of Project Chunhui						„	Coordinate and supervise documentation preparation of each group

AD-9	Finalize 1st Joint Offer Announcement by all parties

AD-7	„	X to pre-submit 1st Joint Offer Announcement (authorized by senior management of X). The move is to allow CSRC and SFC to have fully communicate about this precedent transaction				„	Implement revised Schedule 13D	„	Coordination on reply to HKSE regarding 1st Joint Offer Announcement and revise the draft as required

	„	Provide SFC application fees to Freshfields

AD-4	„	BoD of X receives board meeting materials

	„	Focus on trading status of X and Y; suspend share X and Y trading at any time if there’s any abnormal movements

Stage 1: Before 1st Joint Offer Announcement (Continued)

Data		X/Y		King & Wood		Freshfields		Shearman & Sterling		FAs
AD-3	„	Provide Citigroup with capital adequacy letter

AD-2		X is scheduled to have the board meeting at 9pm to approve :	„	submit applications to CSRC and SAFE for:	„	After Chairman of Y’s BOD has signed the offer, formally submit the first joint offer announcement and the application for waiver from Acquisition Rule 2.2 (c)	„	Finalize Schedule TO-C and submit the first joint offer announcement for clearance	„	Continue to coordinate with and supervise all parties to prepare documentations and answer questions from SFC regarding the first joint offer announcement
		• The provisions of the offer		• Acquisition report and the summary of the acquisition report
• To publish the first joint offer announcement
		• To set up and authorize a sub-committee in the board to take charge of this project • Schedule 13D (for filing)		• Remittance of HK$/ US$, if foreign currency reserves insufficient to satisfy the H-Share offer, assuming all shareholders choose cash alternatives
	„	After getting the approval from the BOD of X and the closing of the market, Chairman of X’s BOD will notify Chairman of Y’s BOD, trying to get his approval and signature for the first joint offer announcement (if Chairman of Y’s BOD does not approve the first joint offer announcement, X can make the announcement on its own) and ask Y to coordinate with X for the equity analysis work as required by the statutory procedures in HK
	„	Apply for suspension of trading of Share X and Y in all exchanges
	„	X to ensure X, its associates and its concerted parties have no dealings in Y shares over the past six months and restrict them from dealings in Y shares going forward	„	Formally submit the draft of the first joint offer announcement and other documents to SFC, SEHK, Shenzhen Stock Exchange and the local branch of CSRC, where Y is located.
	„	Make warranty deposit at authorized security and clearance institution

Stage 1: Before 1st Joint Offer Announcement (Continued)

Date	X/Y	King & Wood	Freshfields	Shearman & Sterling	FAs
AD-1					„ Finalize the communication material with the media
„ Publish 1st Joint Offer Announcement in the evening (published
	in both Mainland, Hong Kong and US)	Receive the formal approval for the first joint offer announcement
AD
„ X and Y hold a joint press conference (further discussion is needed on the necessity of the conference)

AD+1	„ Y resume trading of H Share and ADR			„ Before resuming trading, file Schedule 13D/A with SEC	„ Coordinate work regarding documents post the first joint offer announcement, media and supervisory agencies

„ Submit the first joint offer announcement and TO-C to SEC

Stage 2: Before 2nd Joint Offer Announcement

Date		X/Y	King & Wood	Freshfields			Shearman & Sterling			FAs
AD+2	▶	Resume trading of Y’s A share (1)		▶	To start drafting		▶	To assist in preparing and drafting		▶	To start drafting
	▶	X&Y to prepare documents per appendices B and C			•	Composite offer circular		•	Composite offer circular		• Composite offer circular
	▶	Y begins drafting Schedule 14D-9			•	2nd Joint Offer Announcement		•	2nd Joint Offer Announcement		• 2nd Joint Offer Announcement
	▶	Y appoints IFAs (both HK and PRC)
	▶	Y appoints FAs and legal counsels for HK, US and PRC ( as suggested, but not as required by law)						•	Other offer documents (please see Section 3 for list of documents)
	▶	Commence implementation of statutory procedures to ascertain U.S. shareholder base☐ expected for two weeks☐

AD+3	▶	Y to meet with its advisor group ▶	To start drafting 2nd Joint Offer Announcement to SEC/ SEHK/ SFC for clearance							▶	IFAs start drafting their opinions

AD+4	▶	Y to have board meetings
	▶	Offer for approval in principle
	▶	Authorize a sub-committee to take charge of the project

AD+8				▶	Finalize Draft Composite Circular and submit it SFC for approval

AD+10										▶	IFAs to circulate draft IFA letters

(1)	Shenzhen Stock Exchange requires to suspend trading of A share on the date of the offer announcement, therefore one day later than the resumption of trading for H Share and ADR. Advisors believe CSRC is very likely to approve postponing the resumption of A share trading for a little bit.

Stage 2: Before 2nd Joint Offer Announcement (Continued)

Date		X/Y	King & Wood		Freshfields		Shearman & Sterling		FAs
AD+11						▶	Work with expert advisors to confirm on Tier I /II status (on which day to confirm the ownership by US residents depends on the result of the current discussion with SEC)

AD+15				▶	To finalize the second joint offer announcement	▶	Assuming a Tier II offer is made, finalize other	▶	IFAs to finalize draft IFA letters and submit to regulators for pre-clearance
				▶	To submit draft 2nd Joint Offer Announcement

AD+23				▶	Obtain the approval from SFC for the second joint offer announcement and composite offer documents

AD+25	▶	Obtain approvals from SAFE on remittance of HK$/ US$
	▶	Obtain approvals from CSRC on the acquisition offer of A shares

Stage 2: Before 2nd Joint Offer Announcement (Continued)

Date	X/Y		King & Wood	Freshfields	Shearman & Sterling	FAs
AD+26		▶	After satisfying pre-conditions, publish 2nd Joint Offer Announcement (published in both Mainland, Hong Kong and US) and the acquisition report(published in China)

		▶	Offer conditions:

• H-Share conditions: 66.7% acceptance; disinterested shareholders’ approval on delisting

• A-Share conditions: take H-Share conditions as conditions

		▶	Posting of HK composite offer document

		▶	If making a TierII offer, publish the overview of the announcement and file Form TO (and Schedule 13E-3 (if applicable)) with SEC and submit copies to Y

		▶	Y registers Schedule 14D-9 with SEC

		▶	45 day notice period for SGM commences

		▶	H-Share offer period commences

		▶	A-Share offer period commences

AD+27		▶	Make 3 announcements consecutively regarding A shares offer (Same as the 2nd Joint Offer Announcement)

		▶	During the share offer period, X should file the announcement with Shenzhen Stock Exchange on the volume of accepted share and that of withdrew shares

Stage 2: Before 2nd Joint Offer Announcement (Continued)

Date		X/ Y			King & Wood	Freshfields		Shearman & Sterling	FAs
AD+40 to AD+70 (approximately)							▶	Reply to SEC suggestion regarding TO plan/ 13E-3 plan, and revise the document if need be

AD+68				▶	Draft and submit draft Joint Announcement of SGM results for clearance to SEHK/ SFC

AD+71	▶	Suspension of trading of shares of Y pending results of SGM
	▶	Y holds shareholder meeting to approve for H shares delisting
		•	X and its associated persons not permitted to vote for motion to delist
		•	Delisting motion requires approval of at least 75% of disinterested votes cast in person or by proxy
		•	Votes from objectors must not be more than 10% of the total disinterested votes cast

Stage 3: After 2nd Joint Offer Announcement

Date	X/ Y	King & Wood	Freshfields	Shearman & Sterling	FAs
AD+72	▶	Announcement of HK SGM results
		•	If motion to delist is passed, then H share offer becomes unconditional (if other conditions such as 66.7% acceptances condition satisfied)

		•	When the offer becomes unconditional, it will remain open for 28for acceptance by shareholders (the new requirement raised by SFC after waivering the 90% acceptance level)

		•	Send notice to SEHK in respect of expected date of delisting

		•	Announce the level of acceptance and declare offer unconditional or extend offer if other conditions not satisfied

		•	If H share offer fails to become unconditional, Y’s shareholders who have indicated to accept the offer can revoke their acceptance
AD+86	▶	Close of A-Share offer (opened for 60 days by this date)

AD+87-	▶	X authorizes Galaxy Securities to deposit all the fund need for A-share offer(incl. Taxes and fees) to China Securities Depositary and Clearing Corporation

AD+89	▶	X applies to Shenzhen Stock Exchange for stock transfer

	▶	Submit written report about the offer to CSRC, the agency of CSRC and the stock exchange, inform Y and make necessary announcement within 3 working days after the closing date of the offer.

	▶	Suspension of Y shares

AD+96	▶	The last day for consideration payment to Y’s H shareholders

	▶	Cancellation of the listing status of Y’s H shares (A-share delisting timing and scheme is subject to CSRC’s opinion on delisting procedure)

AD+100	▶	Completion of H-share offer(Assume AD+72 H share offer is unconditional, and at least 28 days after completing H-share offer )

2	LATEST DATA BOOK

A-Share Turnover Information

Over 50% of Y’s A shares have traded at or below RMB 4.50 in the last 48 days.
Over 80% of Y’s A shares have traded at or below RMB 4.80 in the last 48 days.

	Turnover Information
	Last 15 Days		Last 30 Days		Last 45 Days		Last 48 Days
	Trading		Trading		Trading		Trading
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	% of Total
Price	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares	(MM)	A- Shares
< 3.90	—	—	—	—	0.0	0.0%	0.0	0.0%
3.90 - 4.04	—	—	—	—	12.8	6.4%	18.3	9.2%
4.05 - 4.19	0.0	0.0%	0.0	0.0%	20.9	10.4%	29.9	15.0%
4.20 - 4.34	3.9	2.0%	3.9	2.0%	27.9	13.9%	39.2	19.6%
4.35 - 4.49	6.7	3.4%	13.4	6.7%	24.4	12.2%	24.4	12.2%
4.50 - 4.64	13.5	6.8%	35.0	17.5%	35.0	17.5%	35.0	17.5%
4.65 - 4.79	3.3	1.6%	23.6	11.8%	23.6	11.8%	23.6	11.8%
4.80 - 4.94	—	—	22.1	11.1%	22.1	11.1%	22.1	11.1%
4.95 - 5.10	—	—	7.4	3.7%	7.4	3.7%	7.4	3.7%
> 5.10	—	—	—	—	—	—	—	—
Note: The days shown above are active trading days. Shares equivalent to the total number of A shares were traded in the last 48 days. Information as of October 12, 2005.

H-Share Turnover Information

67.67% of Y’s H shares have traded at or below HK$ 2.55 in the last 41 days.
Close to 90% of Y’s H shares have traded at or below HK$ 2.70 in the last 41 days.

	Turnover Information
Price	Last 10 Days		Last 20 Days		Last 30 Days	Last 41 Days
	Trading		Trading		Trading		Trading
	Volume	% of Total	Volume	% of Total	Volume	% of Total	Volume	% of Total
	(MM)	H- Shares	(MM)	H- Shares	(MM)	H- Shares	(MM)	H- Shares
< 2.15	—	0.0%	—	—	—	—	0.9	0.1%
2.15 - 2.19	—	0.0%	—	—	—	—	25.2	2.6%
2.20 - 2.24	0.1	0.0%	6.3	0.7%	8.9	0.9%	32.9	3.4%
2.25 - 2.29	11.4	1.2%	53.7	5.6%	61.4	6.4%	61.4	6.4%
2.30 - 2.34	18.3	1.9%	31.5	3.3%	36.8	3.8%	36.8	3.8%
2.35 - 2.39	17.4	1.8%	49.6	5.1%	82.0	8.5%	82.0	8.5%
2.40 - 2.44	6.1	0.6%	79.6	8.2%	149.5	15.5%	149.5	15.5%
2.45 - 2.49	—	—	9.7	1.0%	81.2	8.4%	81.2	8.4%
2.50 - 2.54	—	—	—	—	186.5	19.3%	186.5	19.3%
2.55 - 2.59	—	—	—	—	44.0	4.6%	44.0	4.6%
2.60 - 2.64	—	—	—	—	81.7	8.5%	81.7	8.5%
2.65 - 2.69	—	—	—	—	176.2	18.3%	176.2	18.3%
2.70 - 2.75	—	—	—	—	6.8	0.7%	6.8	0.7%
> 2.75	—	—	—	—	—	—	—	—
Note: The days shown above are active trading days. Shares equivalent to the total number of H shares were traded in the last 41 days. Information as of October 12, 2005.

Premium Statistics– H Shares
Trading Data of Y’s H Shares (Premium versus Reference Price)

	Stock		52-Week
	Price as of		Performance		Average Closing Price
	10/12/2005	IPO Price	High	Low	10 days	20 days	30 days	90 days	6 months
(HK$)	2.23	1.59	3.13	1.38	2.35	2.40	2.33	2.06	1.94
Reference
Price
2.23	0.0%	40.0%	-28.8%	61.2%	-5.1%	-7.1%	-4.6%	8.2%	14.5%
2.28	2.2%	43.2%	-27.2%	64.9%	-3.0%	-5.0%	-2.5%	10.6%	17.0%
2.33	4.5%	46.3%	-25.6%	68.5%	-0.9%	-2.9%	-0.4%	13.0%	19.6%
2.38	6.7%	49.5%	-24.0%	72.1%	1.3%	-0.8%	1.8%	15.5%	22.2%
2.43	9.0%	52.6%	-22.4%	75.7%	3.4%	1.3%	3.9%	17.9%	24.7%
2.48	11.2%	55.8%	-20.8%	79.3%	5.5%	3.3%	6.1%	20.3%	27.3%
2.53	13.5%	58.9%	-19.2%	83.0%	7.7%	5.4%	8.2%	22.8%	29.9%
2.58	15.7%	62.1%	-17.6%	86.6%	9.8%	7.5%	10.4%	25.2%	32.5%
2.63	18.0%	65.2%	-16.0%	90.2%	11.9%	9.6%	12.5%	27.6%	35.0%
2.68	20.2%	68.3%	-14.4%	93.8%	14.1%	11.7%	14.6%	30.1%	37.6%
2.73	22.5%	71.5%	-12.8%	97.5%	16.2%	13.8%	16.8%	32.5%	40.2%
Source: Bloomberg

Premium Statistics — A Shares
Trading Data of Y’s A Shares (Premium versus Reference Price)

	Stock		52-Week
	Price as of	IPO	Performance		Average Closing Price
	10/12/2005	Price	High	Low	10 days	20 days	30 days	90 days	6 months

(RMB)	4.5	3.5	6.54	2.34	4.52	4.57	4.41	3.66	3.66
Reference Price

4.19	-7.0%	19.6%	-36.0%	78.9%	-7.5%	-8.5%	-5.2%	14.5%	14.5%
4.28	-4.9%	22.3%	-34.6%	82.9%	-5.4%	-6.4%	-3.1%	17.0%	17.0%
4.37	-2.8%	25.0%	-33.1%	86.9%	-3.3%	-4.4%	-0.9%	19.6%	19.6%
4.47	-0.7%	27.6%	-31.7%	90.9%	-1.2%	-2.3%	1.2%	22.2%	22.2%
4.56	1.4%	30.3%	-30.3%	94.9%	0.8%	-0.3%	3.3%	24.7%	24.7%
4.66	3.5%	33.0%	-28.8%	99.0%	2.9%	1.8%	5.5%	27.3%	27.3%
4.75	5.5%	35.7%	-27.4%	103.0%	5.0%	3.8%	7.6%	29.9%	29.9%
4.84	7.6%	38.4%	-25.9%	107.0%	7.1%	5.9%	9.7%	32.5%	32.5%
4.94	9.7%	41.1%	-24.5%	111.0%	9.2%	7.9%	11.8%	35.0%	35.0%
5.03	11.8%	43.8%	-23.1%	115.0%	11.2%	10.0%	14.0%	37.6%	37.6%
5.13	13.9%	46.4%	-21.6%	119.0%	13.3%	12.1%	16.1%	40.2%	40.2%

Source: Bloomberg

Traded Petrochemical Companies
Information of Traded Petrochemical Companies (as of Oct 12, 2005)

Valuation Multiples	Share	Market	Price / EPS				Firm	Firm Value / EBITDA
(Dollar in Millions, Except Stock Price)	Price	Cap(a)	2005E		2006E		Value(b)	2005E		2006E
		(in US$MM)					(in US$MM)

Y (A Share)	RMB 4.50	$1,721	71.4	x	21.0	x	$2,213	11.9	x	9.3	x

Chinese Cos — A shares
Sinopec Shanghai Petrochemical Co Ltd	RMB 3.58	2,929	7.7	x	8.3	x	3,665	4.8	x	5.5	x
China Petroleum and Chemical (Sinopec)	4.07	42,425	9.1		8.5		65,179	5.2		4.8

		Mean	8.4	x	8.4	x		5.0	x	5.1	x

Y (H Share)	HK$2.23	$1,721	36.8	x	10.8	x	$2,234	12.0	x	9.4	x

Chinese Cos — H shares
Sinopec Shanghai Petrochemical Co Ltd	HK$2.58	2,929	5.8	x	6.2	x	3,696	4.9	x	5.5	x
Sinopec Zhenhai Refining & Chemical Co	8.70	2,830	9.3		7.7		2,657	4.5		4.0
PetroChina	6.15	141,903	7.4		7.3		150,129	4.4		4.2
China Petroleum and Chemical (Sinopec)	3.35	42,425	7.2		6.7		66,149	4.9		4.5

		Mean	7.4	x	7.0	x		4.6	x	4.6	x
		Median	7.3		7.0			4.7		4.4

Other Asian Cos
Formosa Chemicals & Fibre Corp	TW$51.00	$8,196	6.7		7.9	x	$9,809	9.6	x	9.9	x
Formosa Petrochemicals Corp	TW$61.10	16,404	9.0		9.0		20,934	9.1		8.9
National Petrochemical PCL	THB 141.00	1,067	10.6		10.4		1,110	7.0		7.0
PTT Public Co Ltd	THB 238.00	16,254	8.7		8.2		20,843	7.6		7.0
S Oil Corporation	KRW 80,500	8,688	7.7		8.1		9,832	8.2		9.1
Showa Shell Sekiyu KK	JPY 1,475.00	4,862	11.1		NA		5,703	6.5		7.8
Singapore Petroleum Company	SGD 5.75	1,700	7.7		7.3		2,020	8.6		6.3
TonenGeneral Sekiyu KK	JPY 1,271.00	6,587	27.9		NA		7,190	10.7		10.7

		Mean	11.2	x	6.4	x		8.4	x	8.3	x
		Median	8.8		8.0			8.4		8.4

Source: Estimates based on IBES. No updated EBITDA forcast for Y since issuing profit warning.

(a)	Market cap for all classes of shares, which is sum of H-shares’ share price multipled by number of H-shares outstanding and A-shares’ share price multipled by number of legal person shares and A-shares outstanding. Firm value based on net debt as of Dec 31, 2004 from Company’s annual report

(b)	Firm Value equals market equity value plus straight debt, minority interest, less investments in unconsolidated affiliates and cash.

(c)	Share price updated as of October 12, 2005.
Y is currently trading at multiples significantly higher than it’s A-Share and H-Share peers.

Research Views on Company Y
Research Summary (Last 6 months)

Research Firm	Rating	Target Price	Report Date
Deutsche Bank	Sell	HK$1.50	July 11, 2005
JP Morgan	Not Covered	N. A.	July 13, 2005
DBS Vickers Securities	Not Rated	N. A.	August 15, 2005
Auerbach Grayson	Sell	N. A.	August 15, 2005
Research Commentary
▶	“We have cut FY05F earnings by 52% to factor in the 2Q05 weakness in olefin and refining margins and Deutsche Bank’s upward revision in Brent oil estimate to US$56.5/bbl for 2H05F. We regard privatisation by the parent, the prospect of which has been discussed at length in local media, as possible, but a technical difficulty may prevent it from happening soon, in our opinion... Given the high level of connected transactions between Y and X, we believe there are grounds for privatisation. However, the pricing difference (35%) between A and H shares presents a technical difficulty.” (Deutsche Bank, Jul 11)

▶	“Y has been suffering due to weak refining margins since 4Q04. The sharp drop in its 1Q05 earnings was mainly driven by poor performance in the refining business... The company cannot distribute dividend unless it offsets the accumulated loss of Rmb700 million.” (JP Morgan, Jul 13)

▶	“We expect the company’s profit level in 2H05 will depend on the improvement of the oil refining business. Based on the current situation, we won’t give an optimistic valuation. We believe the company’s oil refining business was still either in a loss or at the break-even point in July and August...” (Auerbach Grayson, Aug 15)

▶	“Dimmer outlook in 2H. We are more cautious about Y’s earnings outlook in the second half in view of the rising crude price in market. Unless China removes the price regulation of petroleum products in the short-term, we expect Y’s refineries to face higher losses in 2H, as the market crude price has advanced 12% since the end of 1H2005...” (DBS Vickers, Aug 15)
There is limited research coverage on Company Y.
Most research analysts have revised down their forecasts for Y on the back of worse than expected 1H05 results and concerns over the PRC’s below market refining margins.
Most analysts believe that the stock price does not provide any further upside from current levels.

3	REQUEST LIST FOR UPDATING FILES

A.	Documents That Company Must Prepare And Must Actively Collaborate in Preparing Before 1st Joint Announcement

A. Documents That Company Must Prepare and Must Actively Collaborate in Preparing Before 1st Joint Announcement
Document and Content Introduction
Documents that China lawyer needs the company to provide so that the lawyer can issue legal opinions on the general offer
1.	State Tax Registration Certificate

2.	Local Tax Registration Certificate

3.	Description and commitment (the draft format of which have been provided to the Company) that there have not been any violation of laws and regulations of the company in the last 5 years

4.	Description and commitment (the draft format of which have been provided to the Company) that here have not been any violation of laws and regulations among Directors of board, Supervisors, and senior executives

5.	Description of cases and supporting files regarding the Company holding, controlling more than 5% of outstanding shares of other companies

6.	Board of Director files on this offer(including notice, motions, and resolutions) (the draft of which have been provided to the Company, these files shall be provided after the board meeting)

7.	Information on the company’s holding stake and information on company’s buying and selling stakes of listed companies in the previous 6 months (the draft of which have been provided to the Company)

8.	Information on stakes held by Directors of board, Supervisors, and senior executive, and relatives of these people, and information on shares of listed companies bought and sold by Directors of board, Supervisors, and senior executive, and relatives of these people in the previous 6 months (the draft of which have been provided to the Company)

9.	Explanations on the source of fund of this offering (the draft of which have been provided to the Company)

10.	Files on connected transactions between the company and the Target company in the last 2 years that have an accumulated amount of over RMB30 million, or that whose accumulated amount is higher than 5% of net asset value of the the Target company in the latest audited report

11.	Files of transactions of Directors of board, Supervisors, and senior executive of the company and the Target company in the last years that have an accumulated amount of more than RMB50,000 .
Documents that company needs to provide for drafting offer report
1.	Please confirm names of publications on which publish the result of the offer

2.	Files that company needs to provide for the backup/reference list of the offer report
Other
1.	1st Joint announcement (the draft of which has been distributed and read)

2.	13D/A (draft has been distributed and read, and basically been finalized)

A. Documents That X Shareholders Need to Provide
Document and Content Introduction
Backup/reference files for offer report:
Enterprise Legal Person Business License and Tax Registration Certificate for CNPC (☐☐☐☐)
Name list and ID file for CNPC and Directors of board, Supervisors, and senior executive, and relatives of these people
Name list of CNPC, its connected parties, senior executives(or major responsible persons) of various parties, and direct relatives of the above mention people, ands explanations and related certificates on holding, buying or selling shares of the Target companies, Petrochina by these all these people mentioned above during 6 months before submitting the offer report

B.	List of Documents

1. List of Domestic Documents That X Needs

Responsible Party	Document / Content Introduction
Galaxy, King & Wood, X	1.	Offer to Purchase proposal and its summary

Galaxy	2.	Financial advisory reports by China Galaxy Securities Co.

King & Wood, X	3.	Related applications submitted to State Administration on Foreign Exchange

King & Wood	4.	Legal Opinions by Beijing King & Wood Law Office

King & Wood/Galaxy	5.	The acquirer shall provide according to the previous clauses the information of professional institutions and related persons regarding their holding, buying or selling stakes of the Target company, the acquirer(if the acquirer is a listed Co.) within 6 months prior to submitting the offer report

X	6.	Receipt of performance guarantees required in China being deposited into and frozen in an account of designated commercial bank, or proof of all securities for payment placed in the custody of entrusted securities registration and settlement institution

2. Documents / Information List Required to be Provided by the Offeror in HK

Responsible Party	Document / Content Introduction
X	1. Letter from the Offeror setting out the background of the Offer (both the offers for the A shares and the H shares) and intentions of the Offeror with respect to the Target and its employees (including business sustainability of the Target and major changes to be adopted such as issues like any new configuration of the Target’s fixed assets), and also reasons for long-term commercial arrangements related to the Offer and its staff ( including continued employment of staff of the Target and its subsidiaries)

X	1.	Number of shares of the Target held by the Offeror; interests held by Offeror’s directors, number of shares held in the Target and Offeror; number of shares in the Target and Offeror held or controlled by persons acting in concert with the Offeror (list names of such persons acting in concert ); number of shares in the Target and Offeror held or controlled by persons who have accepted the Offer and have made a promise that cannot be withdrawn; number of shares in the Target and Offeror held or controlled by persons who have indemnity or other arrangements with the Offeror or any persons acting in concert with the Offeror, such arrangements may be an inducement to deal or refrain from dealing; transaction details regarding above shares, including date and price, starting from six months prior to offer date and ending on the most recent feasible date prior to offer document delivery.

X	2.	Details of any benefit given to any director of the Target as compensation for loss of office or otherwise in connection with the Offer;

X	3.	Details of any indemnity arrangements etc. which may be an inducement to deal or refrain from dealing which exist between the Offeror, or any person acting in concert with the Offeror, and any other person.

Freshfields/X	4.	Letter from the Board of Directors stating that they are responsible for all published or circulated documents related to the Offer

3.	Documents Required in the US
DOCUMENTS REQUIRED UNDER TIER 1 & TIER 2 WAIVER

Document	Content
Schedule 13D/A (Tier 1 & 2)	Need to amend X’s Schedule 13D to disclose the plan and proposal for share purchase and the number of H shares under Offer to Purchase

Form 6-K	To be used for filing press releases and general public materials disclosed to SEC

Form CB(Tier 1)	To be used for published informational documents sent to shareholders or provided to SEC that are related to H share and A shares offer, including all sent-out forms and documents provided within the first working day post-delivery

Form F-X(Tier 1)	To be used to entrust US procedure service agent. CB Application Form must be submitted on the same day as CB Form
DOCUMENTS REQUIRED UNDER TIER 2 WAIVER

Document	Content
Exchange Offer Side Documents (Tier 2)	Documents used to assist the Target shareholders in tendering their shares and are attached to the Schedule TO. Such documents include the Letter of Transmittal, Notice of Guaranteed Delivery, Broker Dealer Letter, To Our Clients Letter and Tax Guidelines as described herein.

Offer to Purchase (Tier 2)	Attached as an exhibit to the Schedule TO, the Offer to Purchase * is the primary disclosure document provided to the the Target shareholders. It’s a kind of notice under which a qualified institution guarantees that it shall, on settlement date, deliver share certificates of shareholders to custodian bank, together with signed Letters of Transmittal. The Offer to Purchase includes a summary term sheet, information about the Target and the acquiror, terms of the transaction, the consideration used in the transaction, the source of funds, the acquiror’s financial statements, certain past transactions and persons employed to solicit/recommend the transaction. (Please refer to the list of disclosure requirements provided earlier )

Summary Advertisement	An advertisement of the tender offer is commonly published by acquirors in daily newspapers of national circulation as part of their 2) solicitation. The advertisement will include the identity of the acquiror and the Target, material transaction terms, the purpose of the transaction and instructions as to how shareholders can obtain the offer materials.

Documents Required in the US (cont’d)

Document	Content
Schedule 14D-9 (Tier 2)	The Target announces its recommendation and position with respect to the Offer in a Schedule 14D-9 filing. (Please refer to the list of disclosure requirements provided earlier )

Schedule TO (Tier 2)	The primary disclosure document filed by the acquiror which the Offer to Purchase* and the Exchange Offer Side Letters are attached to as exhibits.

Schedule TO-C(Tier 2)	All communications prior to the filing of the Schedule TO, including press releases, all written communications with shareholders and scripts for communications to shareholders must be filed with the SEC.

Schedule TO Questionnaire(Tier 2)	Questionnaires sent to directors, senior management staff and significant shareholders of the acquiror and the Target requesting information that will be disclosed in the offer documents.

Schedule 13E-3 (if available ) (Tier 2)	Describe other disclosure requirements required by Rule 13e-3. ( Such disclosure requirements shall be added to Offer to Purchase to satisfy requirements of Schedule To and Schedule 13E-3) (Please refer to the list of disclosure requirements provided earlier )

*	The exchange offer prospectus that is part of the Form F-4 and the Offer to Purchase that is part of the Schedule TO will be the same document both satisfying the disclosures requirements of the Form F-4 and the Schedule TO.

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